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                                                                    EXHIBIT 99.1


ECHOSTAR COMMUNICATIONS CORPORATION ANNOUNCES THE INCREASE AND COMPLETION OF THE 144A SENIOR NOTES OFFERING BY ECHOSTAR BROADBAND CORPORATION


    LITTLETON, Colo.--Sept. 25, 2000--EchoStar Communications Corporation (Nasdaq: DISH, DISHP) today announced that its wholly owned subsidiary, EchoStar Broadband Corporation, increased its previously announced offering of Senior Notes due 2007 from $600 million to $1 billion, and that the offering closed September 25, 2000. The notes will bear interest at an annual rate of 10 3/8% and will mature on October 1, 2007. The net proceeds of the offering are expected to be used to fund capital expenditures in connection with the construction, launch, and insurance of additional satellites or for other general corporate purposes (including potential strategic acquisitions).


    DISH Network is EchoStar's state-of-the-art direct broadcast satellite system with the capacity to offer customers 500 channels of digital video and CD-quality audio programming as well as fully MPEG-2/DVB compliant hardware and installation. DISH Network, a trademark of EchoStar Communications Corporation, currently serves over 4.3 million customers nationwide. EchoStar is included in the Nasdaq-100 Index (NDX) which contains the largest non-financial companies on the Nasdaq Stock Market. For more information, contact 1-800-333-DISH (3474) or visit www.dishnetwork.com.

    CONTACT: EchoStar Communications Corp.
             Judianne Atencio, Director of Communications
             303/723-2010
             judianne.atencio@echostar.com